CERTAIN PORTIONS OF THIS EXHIBIT THAT ARE NOT MATERIAL AND CONTAIN INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL WERE OMITTED AND REPLACED WITH “[***]”.
DISTRIBUTION AND COLLABORATION AGREEMENT
This DISTRIBUTION AND COLLABORATION AGREEMENT (this “Agreement”) is made as of the last date of signature by the Parties (the “Effective Date”) by and between Millipore S.A.S., having an office at 39 Route Industrielle de la Hardt, 67120 Molsheim, FRANCE (together with its Affiliates, “Buyer”), and Rapid Micro Biosystems, Inc., a Delaware corporation, having an office at 25 Hartwell Avenue, Lexington, Massachusetts 02421 (“Supplier”). Buyer and Supplier are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Supplier has the experience and capability to manufacture and supply the Growth Direct System (the “GD System”) and related consumables for use with the GD System (the “Consumables”) as each are further described in Attachment “A”; and

WHEREAS, Buyer desires to have available on a coordinated continuing basis a supply of the Products for Buyer’s sales to Buyer’s Customers (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the Parties hereto agree as follows:
ARTICLE I- DEFINITIONS
For the purposes of this Agreement, the following words and phrases shall have the following meanings:
1.1    “Affiliate” means any individual, corporation, company, partnership, trust, limited liability company, association or other business entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean, as to an entity, (a) direct or indirect ownership of fifty percent (50%) or more of the voting interests or other ownership interests in the entity in question; (b) direct or indirect ownership of fifty percent (50%) or more of the interest in the income of the entity in question; or (c) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).
1.2    “Buyer’s Customer” shall mean any entity or person purchasing Product(s) from Buyer or its Affiliates during the Term (as defined below) of this Agreement.
1.3    “Buyer Opportunities” means any Buyer Identified Opportunities, excluding any Supplier Opportunities, which shall be updated no less than monthly in connection with the Business Reviews as contemplated by Section 2.5.
1.4    “Confidential Information” shall mean all the technical or business information, whether tangible or intangible, including (without limitation) any and all customer lists, data techniques, discoveries, inventions, processes, know-how, patent applications, inventor certificates, trade secrets, methods of production and other proprietary information, that either Party has ownership rights to, or may hereafter obtain rights, and that is marked as “confidential” at the time of disclosure. For the avoidance of doubt, information relating to the Products are the Confidential Information of Supplier.

1.4    “Government Approvals” shall mean any approvals, licenses, permits, registrations or authorizations, howsoever called, of any United States or foreign regulatory agency, department, bureau or other government entity necessary for Supplier’s manufacture, use, storage, transport or sale of the Product.
1.5    “Identified Opportunities” of a Party shall mean a GD System sales opportunity(ies) at a customer site(s) that has met the qualification criteria to enter the commercial sales funnel of such Party.
1.6    “Lead Time” shall mean, with respect to each GD System, such GD System delivered in accordance with Section 3.5 below within [***] from the date Buyer places its Purchase Order for such GD System and, with respect to each Consumable, such Consumable is delivered in accordance with Section 3.5 below within [***] from the date Buyer places its Purchase Order for such Consumable.
1.7    “Product” or “Products” shall mean the product(s) supplied by Supplier and offered to Buyer, as listed in Attachment "A" attached hereto, initially to consist of GD Systems and Consumables.
1.8    “Specifications” shall mean Supplier’s standard specifications for the applicable Product(s) that it makes available generally for commercial sale to customers, the current copy of which has been previously provided to Buyer. If and to the extent that Supplier updates, modifies, amends or revises its standard specifications for its Product(s), the term “Specifications” shall include those updates, modifications, amendments or revisions.
1.9    “Supplier Opportunities” shall mean any Supplier Identified Opportunities as well as any [***], a list of which is set forth on Attachment “B”. Supplier shall update its Supplier Opportunities no less than monthly in connection with the Business Reviews as contemplated by Section 2.5
1.10    “Supplier Resellers” shall mean third parties with a right to resell any Product(s) as of the Effective Date.
1.11    “Warranty Period” shall mean, with respect to each Buyer’s Customer purchase of a Product, the one (1) year from the date that such Buyer’s Customer receives such Product.
ARTICLE II- GRANT OF RIGHTS; FURTHER COLLABORATIONS
2.1    Grant of Rights. Subject to the terms and conditions of this Agreement, Buyer shall have the worldwide, exclusive (except with respect to Supplier and Supplier Resellers) right to sell or have sold the Product(s) during the Exclusivity Period (as defined below), and a worldwide, non-exclusive right to sell or have sold the Product(s) during the Nonexclusive Period (as defined below), in each case, under Supplier’s name, trademarks and brand at any price to any of Buyer’s Customers in the fields related to industrial quality control applications in the pharmaceutical, medical device, personal care, cosmetics and food and beverage sectors (the “Field”). If new opportunities for sales of Product(s) become available in additional markets, Supplier and Buyer shall negotiate in good faith and, if agreed-upon in writing, extend the Field to such additional specified markets. Buyer Opportunities shall be managed by Buyer and Supplier Opportunities shall be managed by Supplier. Such Party shall retain responsibility for the development and execution of sales towards its Identified Opportunities, including account-specific strategies and engagement, in coordination with the other Party as necessary to ensure alignment with broader account management objectives. Buyer acknowledges and agrees that the rights granted in this Section 2.1 do not apply to Supplier Opportunities and during the Term of this Agreement, Buyer will not interfere with Supplier’s sales of Products to Supplier Opportunities. During the Term of this Agreement, Supplier agrees not to interfere with Buyer’s sales of Products to Buyer Opportunities. Neither Party may disclose the other Party’s opportunities or sales channels to third parties. From time to time, Buyer, in its sole discretion, may seek the assistance of Supplier in developing and closing sales opportunities for GD Systems that are Buyer Opportunities, and Supplier, in its sole discretion, may seek the assistance of Buyer in developing closing sales opportunities for GD Systems that are Supplier Opportunities. If Supplier provides the requested assistance for Buyer Opportunities, then such transactions shall be deemed “Supplier Assisted Opportunities”. If Buyer provides the requested assistance for Supplier Opportunities, then such transactions shall be deemed “Buyer Assisted Opportunities” (and, together with Supplier Assisted Opportunities, “Assisted Opportunities”). With respect to Assisted Opportunities, the Party providing the requested assistance shall receive credit for its assistance in the manner and on the terms as may be mutually agreed to by the Parties. [***] Any such agreement made by the Parties in respect of Assisted Opportunities shall be in writing.
2.2    Sub-Distribution. Buyer shall have the right to sub-distribute the Products through its Affiliates, dealers, and/or sub-distributors (the “Sub-Distributors”) in accordance with this Agreement; provided, that Buyer notifies Supplier of any Sub-Distributors it intends to use and assumes all liability related to the acts or omissions of any Sub-Distributor, including any breach of Buyer’s representations, warranties or obligations under this Agreement by Sub-Distributor. Buyer shall immediately notify Supplier of any such breach, actual or threatened, by any Sub-Distributor that Buyer becomes aware of.

2.3    Supplier Trademark License. Subject to the terms and conditions of this Agreement, Supplier grants to Buyer a royalty-free, fully paid-up, worldwide, non-transferable (except to its Sub-Distributors), non-exclusive, license and right to use Supplier’s trademarks, tradename, and branding (the “Supplier Trademarks”) during the Term in furtherance of its sales and marketing activities for the Products, including the right to utilize the Supplier Trademarks on Buyer’s and/or its Sub-Distributor’s marketing material, website, and catalogue, during the time period Buyer is authorized to sell the Products as provided in this Agreement. All such use of the Supplier Trademarks shall be in accordance with Supplier’s trademark usage and quality control guidelines provided from time to time. Buyer acknowledges that the Supplier Trademarks are the exclusive property of Supplier. Buyer will not use, register or take other action with respect to any Supplier Trademark anywhere in the world, except to the extent authorized in advance writing by Supplier. Buyer shall not (i) use Supplier’s name in either its own corporate name or any fictitious business name or (ii) use any trademarks, service marks, trade names or logos that are confusingly similar to Supplier’s trademarks, service marks, trade names or logos. Buyer will cease or modify any use of the Supplier Trademarks upon Supplier’s request. All goodwill associated with Buyer’s and its Sub-Distributors’ use of the Supplier Trademarks shall inure to Supplier.
2.4    Use of Product Marketing Materials. Supplier agrees to provide electronic source files of the Certificate of Analyses, manuals, technical datasheets, and existing technical and marketing information (the “Product Collateral”) for use by Buyer and its Sub-Distributors in the resale of the Products. At all times, Buyer and its Sub-Distributors may use, without cost or need to obtain additional permission(s) or licenses from Supplier the Product Collateral or any Product information included in the Product Collateral (e.g. testing data, safety data, images, marketing materials, Product references) in their own marketing or technical materials relating to Buyer’s and its Sub-Distributors’ resale of the Products. Buyer agrees to provide adequate initial and recurring sales training, on the Products to its, and its Sub-Distributors’, global commercial organizations, with appropriate and necessary support from Supplier. With respect to such training, the Parties will mutually agree on frequency, dates, times, venues and development of specific training materials. Each Party will be responsible for the compensation and direct costs of its own staff, including with respect to commissions and similar forms of variable compensation, travel to training venues, per diem, etc. The Parties will agree on a cost sharing for training materials and tools.

2.5    Initial Meeting; Regular Business Reviews. As soon as practicable following the Effective Date, the Parties shall hold an initial meeting for the purpose of developing a joint commercialization strategy and a plan for carrying out the collaboration contemplated by this Agreement. [***] In furtherance of the foregoing, each Party agrees to appoint one individual to serve as its point of contact (“POC”) to promote coordination and communication between the Parties. Each Party’s POC will co-lead monthly business reviews to address the topics covered on Attachment “C”, including a rolling annual quarterly forecast (“Business Reviews”). Each Party agrees to provide the other Party with reasonable advance notice (and in any event not less than thirty (30) days) of any change in its POC.

2.6    Services Agreement. All services related to the Products, including but not limited to installation, validation, customer support, maintenance (including preventative maintenance), field service, repair and custom or professional services (collectively, “Services”), shall initially be performed by Supplier for all Product customers, including Buyer’s Customers. After the Effective Date, the Parties shall negotiate in good faith towards the execution of a global agreement (the “Services Agreement”) on or prior to the first anniversary of the Effective Date to provide for, among other things, the provision of specified Services by Buyer to Buyer’s Customers and/or the provision of other specified services by Supplier to Buyer’s customers of other products. Unless and until Supplier and Buyer negotiate and enter into the Services Agreement, only Supplier shall be authorized to provide Services to customers, including Buyer’s Customers.

2.7    Supply Agreement. After the Effective Date, the Parties shall negotiate in good faith towards the execution of a supply agreement (the “Supply Agreement”) on or prior to the six-month anniversary of the Effective Date. The Supply Agreement shall provide for the sourcing by Buyer of certain materials used in the production of the Products by Supplier [***]. [***]

2.8    Product Development. Subject to negotiation and execution of one or more additional agreement(s) in respect of further collaboration opportunities, the Parties may engage in joint development efforts with the goal of enhancing the Products or introducing new products to include within the distribution contemplated by this Agreement.

2.9    Commercial Focus. During the term of this Agreement, with a view towards focusing the commercial efforts of the Parties on the Products [***].

ARTICLE III - SUPPLY
3.1    Supply. In accordance with the provisions of this Agreement, Supplier will supply Product(s) to Buyer and/or its Affiliates during the Term of this Agreement in quantities ordered by Buyer or its Affiliates for resale to Buyer’s Customers; provided, that, the Parties will mutually agree to an equitable extension of the Lead Time if Buyer’s or its Affiliates’ orders for Product exceeds the Forecast (defined below) by more than [***]. Products will be labeled and packaged by Supplier substantially consistent with the current Supplier configurations for the Products and resold by Buyer in the same format as received. Supplier shall supply Products, which are in all material respects free from defects in materials or workmanship (“Defects”), and which are in strict accordance with (i) the Specifications, (ii) the Lead Time, (iii) any applicable regulatory filing in regard to the Products, (iv) the terms and conditions of this Agreement, and (v) all other applicable laws and regulations. Any reference to “Buyer” under this Agreement shall be the Buyer or Buyer’s Affiliate entity as stated on the face of the Purchase Order with respect to that specific Purchase Order only.
3.2     Committed Purchases. Buyer will submit Purchase Orders to Supplier, pay for and take delivery as agreed hereunder of [***]. The period covering any agreement pursuant to which Buyer commits to submit Purchase Orders for a specified number of additional GD Systems over such period of time following the Initial Exclusivity Period will be referred to as a “Subsequent Exclusivity Period” and each Subsequent Exclusivity Period and the Initial Exclusivity Period will be referred to collectively as the “Exclusivity Period”; provided, that, the Exclusivity Period will immediately terminate upon any early termination of this Agreement in accordance with its terms. Buyer’s rights to resell the Products will be non-exclusive throughout any period during the Term after the Exclusivity Period (a “Non-Exclusive Period”). The Parties agree to engage in and complete a joint sales review of and negotiate in good faith towards the establishment of a Subsequent Exclusivity Period prior to the end of the Initial Exclusivity Period and each Subsequent Exclusivity Period, as applicable, with the goal of agreeing to a Subsequent Exclusivity Period no later than [***] following the end of the Initial Exclusivity Period or Subsequent Exclusivity Period, as applicable. Any sales by Buyer of GD Systems to a Supplier Opportunity will not be credited towards Buyer’s purchase commitments during an Exclusivity Period. Sales of GD Systems by Supplier to Buyer Opportunities be credited towards Buyer’s commitments during an Exclusivity Period. [***]

3.3    Forecast. At each Business Review, Buyer will submit to Supplier a written rolling twelve-month, good faith forecast (each, a “Forecast”) of Buyer’s estimated requirements for Products in the upcoming twelve-month period. Buyer’s Initial Forecast with respect to GD Systems as of the Effective Date is set forth in Attachment “A”. Forecasts shall not be binding on Buyer in any respect, but are meant to provide a basis for Supplier’s resource allocation with regard to production planning. Supplier will make commercially reasonable efforts to meet Buyer’s orders for Products according to the Forecast.

3.4    Orders. Buyer shall issue written orders to Supplier that (i) expressly reference and incorporate the terms of this Agreement, and (ii) specify the quantities of the GD Systems and/or Consumables Buyer desires to purchase at the prices set forth on Attachment “A”, together with a schedule for Buyer’s requested shipping date that is reasonably calculated to result in the delivery of such Products within the Lead Time (such date, the “Requested Shipping Date” and each such order, a “Purchase Order”), and applicable shipping information and other terms if different from that specified in Section 3.5 below. If accepted, Supplier shall accept Purchase Orders for Products by issuing an order confirmation within [***] of receiving the Purchase Order. Supplier shall ship available Products in inventory no later than the Requested Shipping Date, or if no date is specified, within the Lead Time. If Supplier is unable to supply from inventory the quantity of Products corresponding to the Requested Shipping Dates set forth in each Purchase Order or cause delivery to occur within the Lead Time, then Supplier shall inform Buyer within [***] of receiving the Purchase Order of its projected production schedule for the Products and Buyer shall choose to accept such new shipping date in writing or cancel the Purchase Order, at its discretion. If Buyer accepts the new shipping date as set forth by Supplier, such date shall be known as the “Accepted Shipping Date.” In the event that Supplier is able to supply

Products according to Buyer’s Requested Shipping Date and accepts such date in its order confirmation, the Requested Shipping Date in the Purchase Order shall be the Accepted Shipping Date. Buyer reserves the right to modify or cancel the Consumables portion of any Purchase Order by providing written communication to Supplier prior to shipment.
3.5    Delivery. Products will be shipped to Buyer using one or more carriers of Supplier’s choice, which may be a carrier within Buyer’s existing shipping, importation and logistical network or as otherwise recommended by Buyer. The cost of crating and shipping of the Product(s) shall be added to the price of the relevant Product(s), in respect of which Supplier may issue one or more invoices to Buyer for payment. All Products will be tendered and shipped [***] (Incoterms 2020) and may be so tendered in several lots. [***] will, at its option, be responsible for obtaining insurance for all shipments for Buyer’s account under a standard all-risk policy at [***] expense. Supplier will not be deemed to assume any liability in connection with any shipment because of the selection of a carrier by Supplier or insurance by [***]. Title to and risk of loss to each Product will pass to Buyer [***], provided, however that title to any software incorporated within or forming a part or any Product shall at all times remain with Supplier or the licensor(s) thereof, as the case may be. All Products shall be properly marked, packed and shipped in accordance with (i) the Specifications, and (ii) all applicable laws and regulations.
3.6    Non-Conformance.
(a)    Non-Conformance with Order. In the event Buyer disputes whether, with respect to quantity, the Products supplied by Supplier conforms to a Purchase Order placed for such Products; Buyer shall provide written communication to Supplier within [***] after receipt thereof. In the case of any non-conformity which results from delivery of less Products than ordered, Buyer may elect to either (i) have Supplier provide as soon as commercially practicable to Buyer such additional Products as is necessary to meet the amount ordered, and as such, the provisions from Section 3.7 will apply, or (ii) treat the order as complete and cancel, without penalty, the remaining quantity. In the case of any non-conformity that results from delivery of more Products than ordered, Buyer may elect either to (i) return to Supplier, at Supplier’s risk and expense, any Products in excess of the quantity of the Products ordered, or (ii) accept any Products in excess of the quantity ordered. In the latter case, Buyer shall pay for the quantity actually accepted by Buyer.
(b)    Non-conformance with Specifications or Quality; Defects. In the event that any portion of the shipment of Products received by Buyer or Buyer’s Customer(s) fails to conform to the requirements of Section 3.1 above, Buyer may reject the non-conforming or defective Products shipment by giving communication of any Defects to Supplier within the Warranty Period, clearly indicating the manner in which the Products fail to meet such requirements. In the event a shipment of Products is so rejected by Buyer, Supplier shall as soon as commercially practicable repair (in the case of GD Systems) or replace (in the case of GD Systems or Consumables) any non-conforming Products, at its expense, or if it is unable to make such replacement, Supplier shall either credit Buyer’s account or refund any payment made on the non-accepted Products, depending on Buyer’s account balance, within [***] of Supplier’s receipt of communication of Buyer’s non-acceptance. If requested by Supplier, Buyer or Buyer’s Customer shall return, at Supplier’s expense, the non-accepted Products to Supplier. During the period when Buyer is waiting for replacement of non-conforming Products, the shipment will be considered late and as such, the provisions from Section 3.7 will apply.
3.7    Late Shipments. Supplier acknowledges that timely supply of Products to Buyer according to the Lead Time is a material term of this Agreement. [***]

3.8    Supply Failure.
(a)    Supply Failure. In the event that Supplier is or will be unable, for any reason (including a Force Majeure Event), to supply the Consumables in accordance with the quantities and/or Requested Shipping Dates, Supplier shall promptly notify Buyer in writing. If such failure to supply will continue or does continue for a period longer than [***] than the Lead Time, Buyer may, at its discretion and upon written communication to Supplier, do one or more of the following: (i) require Supplier to supply the undelivered Consumables at a future date agreed upon by the Parties in writing and Supplier shall be responsible for all expedited shipping costs to Buyer upon availability of the Consumables; (ii) cancel, without penalty, the order for the undelivered Consumables; or (iii) require Supplier to deliver Consumables from the Safety Stock as described in subsection (c) below. In the event that Supplier is unable, for any reason, to supply the GD Systems in accordance with the quantities and/or Requested Shipping Dates, the Parties will mutually agree to an acceptable extension of timelines under which Buyer has committed to purchase GD Systems pursuant to Section 3.2.
(b)    Reserved.
(c)    Safety Stock. For the first year of the Term, Supplier shall maintain a safety stock of Consumables at levels mutually agreed by the Parties (“Safety Stock”). On an annual basis thereafter, Buyer and Supplier shall by mutual agreement set forth in writing a reasonable and appropriate Safety Stock level for each subsequent year of the Term, taking into consideration such factors as the prior years' orders and the market forecast. Supplier, in its sole discretion, may rotate Consumables through the Safety Stock on a first-in, first-out basis.
3.9    Reserved.

3.10    Technical Support. Supplier shall provide commercially reasonable technical and customer support for the Products to Buyer to assist Buyer in providing technical support to Buyer’s Customers; provided, that, unless and until Supplier and Buyer negotiate and enter into the Services Agreement, only Supplier shall be authorized to provide maintenance and support services to customers, including Buyer’s Customers. Buyer may request the technical support either though electronic mail (e-mail) or by telephone communication. Supplier shall timely provide such technical support within [***] of Buyer’s request.
ARTICLE IV- STANDARDS OF MANUFACTURE
4.1    Compliance with Specifications and Applicable Laws. Supplier shall manufacture the Products hereunder in compliance with all applicable international, federal, state and local laws, rules and regulatory requirements with respect to the manufacture, sale, storage, and performance in respect to the Products under this Agreement. Supplier shall obtain and maintain, and it hereby represents and warrants that it has obtained and shall maintain, all regulatory approvals required to perform its manufacturing and supply services hereunder, including licensing and permitting of its manufacturing facilities by the appropriate regulatory authorities.
4.2    Required Documentation. Supplier shall provide Buyer with all requested documentation, including but not limited to a MSDS, Certificate of Analysis, Certificate of Conformance and/or a Certificate of Origin for each invoiced batch of Consumables upon shipment. Additionally, the MSDS shall contain complete and accurate information concerning applicable OSHA (Occupational

Safety and Health Administration) standards – 29 CFR 1910.1200 under USA law. In addition, Supplier agrees to provide the full composition data of the Consumables to Buyer in writing within [***] of request. Such composition data and the Required Regulatory Documentation (defined below) shall be considered “Confidential Information” of Supplier, and shall be restricted to Buyer’s Representatives on a need-to-know basis to be used to adhere to regulatory and compliance obligations, and for regulatory bodies as needed by legal and regulatory requirements, and shall not be used as the basis to reverse engineer or internally manufacture the same products as the Products. All documentation related to the manufacturing of the Products shall be archived in accordance with Buyer’s document retention policies. All required documentation necessary for Buyer’s ability to ship Supplier Products to Buyer’s Customers as described herein shall be known hereafter as “Required Regulatory Documentation.”
4.3    TSE/BSE Certification. Supplier certifies that all supplied Products shall be made or handled in such a manner to prevent the transmission of communicable disease pathogens. The supplied Products shall be made and supplied in such a manner to prevent cross-contamination with Bovine Spongiform Encephalopathy (BSE) and Transmissible Spongiform Encephalopathies (TSE) materials. Supplier shall provide such certification as part of a BSE/TSE Declaration which Buyer shall be permitted to share with third parties at its discretion.
4.4    Change Control. Supplier shall notify Buyer of any material changes to Product(s), raw materials, or processes as noted below.
Major Changes: Supplier shall notify Buyer at least [***] prior to implementation of a major change, but shall not make or implement any such major change for orders already placed but not yet fulfilled under this Agreement. Examples of major changes include, but are not limited to, the following:

[***]

Major changes could require validation master plans and validations as applicable and later agreed upon by Supplier and Buyer.

Minor Changes: Supplier shall notify Buyer of all minor changes as soon as reasonably possible. Examples of minor changes are as follows.

[***]

Notification Method: All notifications required under this Agreement, including without limitation, major and minor changes [***] and [***], are required to be sent to the following Buyer e-mail address: [***]. If Buyer responds in writing that it does not accept the change, both Parties agree to work together in good faith to achieve a mutually acceptable solution. If Buyer does not object in writing to Supplier’s change within [***] of receipt of notification from Supplier, the proposed change shall be deemed to be accepted by Buyer.
4.6    Records. Supplier shall maintain all records necessary to comply with all applicable laws relating to the manufacture, filling, packaging and storage of the Products in accordance with generally accepted accounting principles. All such records shall be maintained for such period as may be required by applicable laws. All process steps relating to the manufacture, stability and quality control of each batch, or part batch, of the Products, including, without limitation, all process steps relating to production, filling, labeling and analytics shall be documented in standard operation processes (“SOPs”). All production steps shall be documented on a batch record level to guarantee full traceability of the raw material, production facilities, production parameters and staff.
4.7    Audit Rights. Buyer or its Representatives (as defined in Section 8.3) shall have the right to visit, inspect, and to audit Supplier’s records and facilities, the date and scope of which will be determined at the mutual written agreement of the Parties, and which is solely intended to cover applicable quality systems requirements for the purpose of quality assurance auditing, evaluating compliance with applicable environmental and occupational health and safety laws and regulations, and substantiating Supplier’s compliance with the terms of this Agreement. Audits shall take place during normal business hours by any person designated by the Buyer and acceptable to the Supplier, which acceptance shall not be unreasonably withheld, and conducted in a manner designed to minimally disrupt Supplier’s business. All information discovered by Buyer or its Representatives in the conduct of such audit shall be Supplier’s Confidential Information.
4.8    Disaster Recovery Plan. Upon request, Supplier agrees to provide Buyer with its disaster recovery plan that Supplier maintains in the ordinary course of business (“Disaster Recovery Plan”). Supplier shall keep such Disaster Recovery Plan in place throughout the Term of the Agreement.
4.9    Recalls. Should Supplier experience any quality problem that requires a field correction or recall of any specific lot(s) of Product supplied to Buyer by Supplier in the previous [***] period, Supplier will notify the Buyer in writing by electronic mail (transmission receipt confirmed) at least [***] prior to the initiation of the field correction or recall. Supplier shall maintain an appropriate record of all claims made or to be made regarding the Product’s performance. Each Party shall keep the other informed of any action relating to any specific lot of Product sold to Buyer hereunder by any regulatory agency of any state, national government, or government agency having jurisdiction. Recalls or field notifications with respect to the Product shall be the responsibility of the Supplier, except that Buyer shall have the sole responsibility to communicate to Buyer’s Customers. All costs associated with such actions shall be the responsibility of the Supplier, except with respect to Buyer’s communications with Buyer’s Customers.
4.10    Insurance. Supplier shall procure and maintain throughout the Term of this Agreement property, casualty and liability insurance, with such types and amounts of coverage as are listed, covering Supplier’s manufacturing activities and indemnity obligations hereunder and all resulting Product intended for supply to Buyer pursuant to this Agreement. At Buyer’s request, Supplier will provide Buyer with Supplier’s certificate of insurance evidencing that such insurance is in effect.
[***]

* [***] advance notice of cancellation, provided, that advance notice is [***] in the event that cancellation is due to non-payment
[***] * [***] advance notice of cancellation, provided, that advance notice is [***] in the event that cancellation is due to non-payment

(a)    Additional Insured. Supplier shall cause its insurance carrier to include Buyer, its Affiliates, officers, directors and employees to be named as additional insureds with respect to Supplier’s Commercial General Liability and Excess Liability coverages.
(b)    Waiver of Subrogation. Supplier hereby waives its rights (if any) of subrogation against Buyer, its Affiliates, officers, directors and employees.
ARTICLE V- PRICING AND PAYMENT
5.1    Pricing. The purchase price to be paid by Buyer for the Product(s) during the Term of this Agreement shall be set forth in Attachment “A”. Supplier may increase the prices set forth on Attachment “A” at the conclusion of [***] and at the beginning of each [***] occurring [***] by [***], by delivering notice to Buyer [***] prior to the conclusion of [***] or [***].
5.2    Invoicing and Payment.
(a)    Taxes, Crating, Shipping, etc. All prices are exclusive of VAT, sales tax, use tax and other similar taxes, which amounts, if any, shall be added to the applicable invoices as a separate line item or one or more separate invoices may be issued in respect thereof. For indirect tax (VAT, GST, sales tax and similar, collectively referred to as “VAT”) purposes aforesaid fees and expenses shall be understood as net amounts, i.e. statutory VAT is to be added, if applicable, either additionally invoiced or self-accounted by recipient of supply according to applicable VAT law. The invoicing party is obliged to issue an invoice that complies with applicable VAT law for all payable amounts under this Agreement in accordance with applicable VAT law and irrespective of whether the sums may be netted for settlement purposes. The invoicing party shall comply with any additional reasonable requests of invoiced party in relation to such invoices. The parties shall cooperate in any way reasonably requested, to respond to tax authority notices and/or requests in respect of any VAT amount attributable to the supply under this agreement, if applicable. The parties shall cooperate in any way reasonably requested to enable VAT compliant behavior including providing evidence for VAT purposes in accordance with applicable VAT law.
In addition, in accordance with Section 3.5, the costs of crating and shipping of the Product(s) shall be added to the price of the relevant Product(s), which Supplier may issue one or more invoices to Buyer for payment.
(b)    Payment Terms. Supplier shall promptly invoice Buyer for all Products delivered hereunder, and Buyer shall pay all undisputed invoices within [***] of receipt of invoice.
(c)    Form of Payment. Supplier shall invoice in U.S. Dollars the Buyer or the Buyer Affiliate designated in the “Bill To” field on the face of the Purchase Order. Each Party shall make all payments due the other Party under this Agreement in U.S. Dollars by check issuance, credit card payment, or wire transfer of immediately available funds to such account as is notified by the receiving Party from time to time to the other Party in writing.
(d)    Payment Dispute. In the event that Buyer disputes the amount, or any portion thereof, of any invoice submitted to it by Supplier, Buyer shall notify Supplier of the sum being questioned and of the nature of the disagreement and shall hold payment on the invoice until resolution of the dispute. Upon resolution of any such dispute in favor of Supplier, Buyer shall pay the invoice amount due within [***] after such resolution.

ARTICLE VI- REPRESENTATIONS AND WARRANTIES
6.1    Representations and Warranties of the Parties Concerning Corporate Authorizations. Each Party represents and warrants to the other Party that: (i) such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder; and (iii) once duly executed and delivered by such Party, this Agreement shall constitute the legal and valid obligations binding upon such Party, and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (a) do not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a Party, including without limitation its certificate of incorporation, by-laws, or existing agreements with third party(ies), and (b) do not violate applicable law or any judgment, injunction, order or decree of any government authority having jurisdiction over it.
6.2    Representations, Warranties and Agreements. Each Party makes the following representations, warranties and agreements (as applicable):
a)With respect to each jurisdiction into which Supplier sells the Products as of the Effective Date, Supplier has obtained and will maintain the necessary licenses, Government Approvals, and/or approvals under all applicable federal, state and local law, and applicable rules and regulations for the manufacture, sale, transportation, storage, performance, and/or export of the Products. With respect to each additional jurisdiction into which Buyer may sell the Products following the Effective Date, the Parties shall cooperate to seek and obtain any necessary regulatory approvals or take such other action as necessary to conduct the collaboration as contemplated by this Agreement;
b)During the Warranty Period, Supplier warrants that the Products are free from defects in workmanship and material in normal use and service and are manufactured and will perform materially in accordance with the Specifications. This warranty does not cover, and no warranty is provided for, parts which by their nature are normally required to be replaced periodically consistent with normal maintenance and use, including, without limitation, any and all spare parts, any accessory or consumables items used in conjunction with the Products;
c)Supplier is the full and rightful owner to, or has the right to sell the Products listed in Attachment “A” hereto, and to the Supplier’s knowledge, neither the design, manufacture and function of the Products nor the provision or sale thereof shall in anyway infringe upon or violate any intellectual property rights or other rights of any third party; and
d)Supplier has and transfers to Buyer good and marketable title to all Products delivered under this Agreement and to the Supplier’s knowledge has all the requisite intellectual property rights necessary to enable Buyer to resell Products.
6.3    Warranty Remedies. In the event of a breach of the warranty set forth in Section 6.2(b), Supplier will, at Supplier’s option, promptly repair or replace, at no cost to Buyer, any defective or non-conforming Product as set forth in Section 6.2 that is returned to Supplier during the Warranty Period, or, at Supplier’s option, credit Buyer’s account for all amounts paid with respect to such Product. Supplier will pay all taxes, transportation and other costs and expenses incurred by Buyer in the replacement of any defective or non-conforming Product returned to Supplier during the Warranty Period. Notwithstanding the foregoing, Supplier will not be responsible for damage to any Product resulting from misuse, negligence or accident resulting from repairs, alterations or installation made by any person or firm not duly authorized by Supplier in writing. In order to protect the operational integrity of the Products, use of the Products with accessory products or consumables other than those manufactured or certified by Supplier will void the warranties in Section 6.2.
6.4    Customer Warranties. Supplier shall pass along its standard Product warranties to Buyer’s Customers during the Warranty Period, and such standard Product warranties are reasonably consistent with those outlined in Section 6.2.

6.5    Compliance Warranties and Obligations. As an affiliated company of Merck KGaA, Darmstadt, Germany, Buyer intends to conduct its business in accordance with environmental, labor and social standards and to abide by the standards set forth in the Values, Social Charter and Code of Conduct of Merck KGaA, Darmstadt. Germany (available at [***]). Each Party warrants that it will use reasonable efforts to comply, and shall use reasonable efforts to ensure that its subcontractors comply, with reasonably comparable environmental, labor and social standards. Each Party further represents that it is familiar with the provisions of the FCPA, the UK Bribery Act and applicable local bribery and corruption laws, and warrants that it shall not take or permit any action that will either constitute a violation under, or cause the other Party to be in violation of, the provisions of the FCPA, the UK Bribery Act or applicable local bribery and corruption law.
6.6    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
6.7    Trade Compliance. Buyer represents and warrants that neither it nor, to its knowledge, any Affiliate of Buyer, any Sub-Distributor or current or prospective Buyer’s Customer, is a designated target of any economic sanctions or export control laws or regulations (“Designated Target”) adopted by the United States of America, the European Union and the United Nations, which may restrict the provisions of goods or services by, to, or for the benefit of a restricted party, including without limitation applicable sanctions lists of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC). Buyer, its Affiliates and any Sub-Distributor shall ensure that it will not sell any Product to any current or prospective Buyer’s Customer which is or becomes a Designated Target, and shall ensure that each current or prospective Buyer’s Customer will use the Products for its own laboratory use purposes, and will not use the Products in sensitive activities restricted by applicable export control laws (such as military activities, weapons of mass destruction (WMD) proliferation activities), including causing each current or prospective Buyer’s Customer to agree to such limitations on its use in one or more agreements with such current or prospective Buyer’s Customer. Notwithstanding any provisions to the contrary in this Agreement, where the export or supply of the Products by Supplier is subject to obtaining any Government Approvals, the delivery of the Products would be subject to Supplier obtaining the requisite authorization, license or approval and Supplier shall not be held liable for any delay or non-delivery of the Products until the requisite authorization, license or approval is obtained.
ARTICLE VII- INDEMNIFICATION AND LIABILITY
7.1    Indemnification by Supplier. Subject to Sections 7.2 and 7.3, Supplier shall indemnify, defend and hold harmless Buyer, its parent, subsidiaries and affiliated corporations and their respective officers, directors, employees, and Buyer’s Customers from all losses, demands, damages, costs and liabilities (including reasonable attorneys’ fees) assessed against third-party actions, proceedings and claims insofar as they arise out of (i) personal injury, death or property damage sustained by any person(s) resulting from the proper and authorized use of any Product, (ii) any gross negligence or willful misconduct (including any omissions) by Supplier or its employees, agents or subcontractors or (iii) any claims of U.S. patent or U.S. copyright infringement relating to a Product subject to this Agreement. With respect to subsection (iii), in addition to Supplier’s indemnity obligation as stated herein, upon its knowledge of known or alleged infringement by the Products of a third party’s intellectual property rights [***].
7.2    Indemnification by Buyer. Subject to Sections 7.1 and 7.3, Buyer shall indemnify, defend and hold harmless Supplier its parent, subsidiaries and affiliated corporations and their respective officers, directors, and employees from all losses, demands, damages, costs and liabilities (including reasonable attorney’s fees) assessed against third-party actions, proceedings and claims insofar as they arise out of (i) any breach by Buyer of any of its obligations under an agreement with a Buyer’s Customer, (ii) any gross negligence or willful misconduct (including any omissions) by Buyer or its employees, agents or subcontractors, (iii) Buyer’s marketing or distribution activities with respect to the Products, including representations and warranties made by Buyer to Buyer’s Customers which exceeds or contradicts the representations and warranties made by Supplier to Buyer with respect to the Products, or (iv) any labeling, advertising or promotional materials created and used by Buyer.
7.3    Indemnification Procedure. A Party entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying Party after the receipt by such Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such Party will claim indemnification pursuant to this Agreement and cooperate fully with the indemnifying Party in conducting such defense. The indemnifying Party shall have the sole right to defend and settle such claim, subject to obtaining the indemnified Party’s consent to any settlement that would impose a material affirmative obligation on (other than the payment of monetary liability which will be indemnified hereunder) or materially diminish the rights of such indemnified Party, which consent shall not be unreasonably withheld or delayed. The indemnified Party will reasonably support the indemnifying Party’s defense of such claim, at the indemnifying Party’s cost and expense. An indemnified Party shall have the right to be represented in connection with any such claim by counsel of its own choice, but the fees and expenses of such counsel shall not be entitled to indemnity hereunder unless (i) indemnifying Party shall have failed, within a reasonable time after having been notified by the indemnified Party of the existence of such claim or lawsuit as provided in this Section 7.3, to assume and continue to conduct the defense of such claim or lawsuit, or (ii) the employment of such counsel and corresponding fee arrangement has been specifically authorized by the indemnifying Party.

7.4    EXCEPT FOR (A) LIABILITY ARISING FROM (I) A PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, (II) A PARTY’S BREACH OF ITS OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION, (III) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR (IV) A PARTY’S INFRINGEMENT UPON, OR MISAPPROPRIATION OF, THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR (B) AMOUNTS BUYER IS REQUIRED TO PAY TO SELLER UNDER THIS AGREEMENT OR ANY PURCHASE ORDER, (A) NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS RESULTING FROM OR RELATED TO THE BREACH OR CLAIMED BREACH OF THIS AGREEMENT, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, AND (B) EACH PARTY’S TOTAL LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT

UNDER ANY CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION, TORT, INDEMNITY, OR BREACH OF CONTRACT, SHALL NOT EXCEED AMOUNTS PAID OR PAYABLE BY BUYER TO SUPPLIER PURSUANT TO THIS AGREEMENT IN THE [***] PRIOR TO THE NOTICE OF THE CLAIM GIVING RISE TO THE LIABILITY.

    7.5    Liability of Buyer’s Affiliates. Supplier understands and agrees that Buyer is entering into this Agreement on behalf of itself and its Affiliates. Supplier may seek a remedy as may be permitted under this Agreement with respect to any claim arising under this Agreement, either directly or indirectly, only from the defaulting Affiliate. Supplier shall not hold, nor attempt to hold, Buyer or any of its other Affiliates liable for the acts, omissions, or breaches of the Affiliate that gave rise to Supplier’s claim.

    7.6    Bargained For Liability. The allocations of indemnity and liability in this Article 7 are the agreed and bargained-for understanding of the Parties, and that the pricing and obligations reflects these allocations.
ARTICLE VIII- CONFIDENTIALITY AND PROPRIETARY RIGHTS
8.1    Confidentiality. Each Party shall keep all Confidential Information received from the other Party hereunder confidential, whether such Confidential Information is imparted in writing, orally or by or through any other medium, hard copy, electronic, or otherwise, and shall not disclose or use the Confidential Information without the other Party’s prior written consent, except as set forth in Sections 8.2 or 8.3 of this Agreement. This restriction shall not, however, prevent disclosure of the Confidential Information if and to the extent that disclosure is required by applicable law, judicial order or other legal process, provided that the disclosing Party first informs the other Party without delay of such requirements to allow such other Party to object to such disclosure and to seek an appropriate protective order or similar protection prior to disclosure. Any such disclosure by a Party shall be limited to that portion of the Confidential Information that such Party is advised by legal counsel is necessary to be disclosed in order to comply with such applicable law, judicial order or other legal process. In addition, except as required by applicable law or stock exchange regulations, the Parties agree to maintain strict confidentiality regarding the terms of this Agreement, and neither Party shall disclose any information about this Agreement or its terms to third parties without the prior written consent of the other Party. If a Party is required to disclose this Agreement or its terms, including in the form of a public disclosure, such Party shall inform the other Party prior to such disclosure and consult with the other Party as to the form and content of such disclosure.
8.2    Exceptions. The above obligations shall not apply or shall cease to apply to Confidential Information that the receiving Party can prove by convincing evidence:
(a)    was or becomes public through no fault of the receiving Party; or
(b)    was, at the time of receipt, already lawfully in the receiving Party’s possession as evidenced by contemporaneous written records; or
(c)    was lawfully obtained from a third party legally entitled to use and disclose the same; or
(d)    is independently developed for or by the receiving Party without use of any Confidential Information received from the disclosing Party; or

(e)     information that is presently known or becomes known to the receiving Party from its own independent sources not under an obligation of confidentiality to disclosing Party.
Specific Confidential Information shall not be deemed to be available to the public or already in the receiving Party’s possession merely because the specific information disclosed is embraced by more general information available to the public or in prior possession of the receiving Party.

8.3    Permitted Use and Disclosures. Each Party agrees that it will use the Confidential Information of the other Party solely to perform its obligations or exercise its rights under this Agreement. Each Party may disclose the other Party’s Confidential Information only to its employees, agents and consultants and professional advisers (e.g., attorneys, auditors, financial advisors, accountants and other professional representatives), and employees, agents and consultants and professional advisers (e.g., attorneys, auditors, financial advisors, accountants and other professional representatives) of its Affiliates (the “Representatives”), who have a need to know such Confidential Information and are bound by obligations of non-disclosure and non-use similar to those herein. The Representatives may receive or disclose Confidential Information during the Term on behalf of their respective Parties subject to the confidentiality obligations stated herein. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such individual and/or entities and any third parties do not disclose or make any unauthorized use of the Confidential Information. The receiving Party shall be liable to the disclosing Party for the breach of this Article 8 by its Representatives.

8.4    Reservation of Ownership. Buyer acknowledges that all intellectual property rights in or to the Products are owned by, and will remain owned by, Supplier. Buyer further recognizes that Supplier is the owner of certain brand names, trademarks, trade names, logos and other intellectual property, including the Supplier Trademarks, which are proprietary to Supplier and which Supplier may elect to use in the promotion, marketing, sale and distribution of the Products, and that except as expressly granted by this Agreement, Buyer has no right or interest in or to any of such intellectual property. From time to time, Buyer may provide to Supplier suggestions, comments for enhancements or improvements or other feedback with respect to one or more Products (“Feedback”). Supplier will have full discretion to determine whether or not to use such Feedback. In the event Buyer provides Feedback, Buyer hereby grants Supplier a royalty-free, fully paid up, worldwide, transferable, sublicensable, irrevocable, perpetual license to copy, distribute, transmit, display, perform, create derivative works of and otherwise fully exploit the Feedback, including without limitation, the right to develop, make, sell, have sold, offer for sale and import products and services that are covered by or otherwise practice or embody the intellectual property rights associated with such Feedback.

8.5    Software. Buyer acknowledges and agrees that all software and documentation furnished by Supplier is proprietary in nature and that neither title to such software nor rights in any related patents, copyrights, trademarks, or trade secrets passes to Buyer. Consequently, Buyer agrees to keep confidential and protect from unauthorized disclosure or duplication the contents of all software and documentation furnished by Supplier. Buyer may not alter, modify or prepare derivative works of such software. Buyer may not decompile, disassemble, translate, or otherwise reverse engineer such software or any part thereof.

8.6    Customer EULA. Buyer further acknowledges that Buyer’s Customers will be granted a license to operate the software installed on the GD Systems pursuant to Supplier’s standard end user license agreement, as may be modified from time to time by Supplier (the “Customer EULA”). Buyer agrees that the license granted to Buyer’s Customer under the Customer EULA is unique to such Buyer’s Customer and is non-transferable.
ARTICLE IX- TERM AND TERMINATION
9.1    Term. Subject to earlier termination as provided herein, the Term of this Agreement shall commence on the Effective Date and will end five (5) years thereafter (the “Initial Term”). Provided this Agreement has not been terminated by the Parties pursuant to Section 9.2 or 9.3, the Term shall be automatically extended for successive [***] renewal periods unless either Party provides the other with [***] written notice prior to the end of the Initial Term or the then-current renewal term, and the Agreement shall terminate as of the last day of the most current term. The Initial Term and all subsequent renewal terms shall be defined as the “Term.”
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9.3    Termination for Cause. If either Party defaults in the performance or observation of any of its material obligations under this Agreement, the non-defaulting Party may terminate this Agreement if such default is not cured within [***] after written notice thereof, which notice shall contain a specific identification of the default. Failure to terminate this Agreement for any default or breach shall not constitute a waiver by the aggrieved Party of its right to sue for damages or its right to terminate this Agreement for any other default or breach. In addition, either Party may terminate this Agreement immediately upon written notice in the event that the other Party files for bankruptcy, liquidation, dissolution, or takes similar action seeking protection against creditors under insolvency laws, or has entered against it involuntarily a decree in bankruptcy or similar decree which remains in effect for [***].
9.4    Rights on Termination. Except as otherwise provided elsewhere in this Agreement, in the event this Agreement is terminated for any reason, (i) all rights and obligations of the Parties under this Agreement shall terminate [***]; (ii) the Parties shall destroy or surrender to the other Party all copies of any Confidential Information provided by the Parties to each other hereunder, except that a Party may retain one copy of the Confidential Information in electronic format subject to confidentiality protections at least as strict as the terms outlined herein for its record keeping purposes according to its document retention policy; (iii) Buyer shall purchase Products from Supplier for which Supplier has outstanding Purchase Orders from Buyer; (iv) Supplier shall use commercially reasonable efforts to provide support to those Buyer Customers who purchased Products prior to such expiration or termination, upon request from such Buyer Customers, which may include, without limitation, technical support and assistance related to any such purchased Products and software updates as may be reasonably necessary to secure continued operation of such Products, all on the terms, conditions and pricing as may be generally offered by Supplier to its end-user customers; and (v) Buyer shall have a [***] period to sell all remaining inventory of the Products in its possession until the depletion of its stock pursuant to the trademark licenses and other rights and obligations granted under this Agreement, subject to all the terms and conditions of this Agreement. Termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then or thereafter due and payable.

9.5    Final Buy. Buyer shall have the right, exercisable at any time up to the [***] prior to the expiration or termination of this Agreement (the “Wind Down Period”), to order an amount up to the equal of [***] the average of Buyer’s [***] purchases of Consumables made during the Term to allow Buyer to have a “wind down” of sales of Consumables to Buyer’s Customers.  Buyer may exercise this right by issuing one or more Purchase Order(s) for Consumables to Supplier during the Wind Down Period for Supplier’s acceptance, which will not be unreasonably withheld, at the pricing offered to Buyer in Attachment “A,” and such purchase(s) shall be subject to the terms and conditions of this Agreement.  Following the Wind Down Period and after the exhaustion of the supply of Consumables within Buyer’s stock, if one or more of Buyer’s Customers require additional supply of Consumables, such Buyer’s Customers may purchase such supply from Supplier upon mutually agreed-upon terms and conditions between Supplier and such Buyer’s Customers.
9.6    Non-Solicitation. To the maximum extent permitted by applicable law, during this Agreement and for a period of [***] thereafter, neither Party shall directly or indirectly solicit, induce, or attempt to solicit or induce any employee or consultant to terminate their relationship with the other Party; provided, that, nothing herein shall impair or prevent a Party from soliciting or hiring an employee or consultant of the other Party through means of general solicitation that are not directed at any particular individual of such other Party.
9.7    Survival. In addition to any liability or obligation that accrued prior to termination or expiration of this Agreement, the following Sections of this Agreement shall survive expiration or termination of this Agreement: Section 2.4 (Trademarks); Section 4.6 (Records); Section 4.9 (Recalls); Article VI (Representations and Warranties); Article VII (Indemnification and Liability); Article VIII (Confidentiality); Section 9.4 (Rights on Termination); Section 9.6 (Non-Solicitation); Section 9.7 (Survival); and Article X (Miscellaneous).
ARTICLE X- MISCELLANEOUS
10.1    Independent Contractors. The relationship of the Parties under this Agreement is that of independent contractors and not as agents of each other or Parties or joint venturers, and neither Party shall have the power to bind the other in any way with respect to any obligation to any third party unless a specific power of attorney is provided for such purpose. Each Party shall be solely responsible for its own employees and operations.

10.2    Force Majeure. Neither Party will be in default of any obligation under this Agreement (other than obligations to pay money) to the extent performance is prevented or delayed by a Force Majeure Event. A “Force Majeure Event” shall include any occurrence beyond the reasonable control of a Party, including without limitation: act of nature (e.g., flood, earthquake or storm); war or terrorism; civil commotion or riot; epidemic or pandemic (e.g., COVID-19); destruction of facilities or materials; fire or explosion; labor disturbance or strike; laws, regulations, directives or orders of any government, regulatory or judicial authority; embargo, shortage of raw materials or labor; equipment failure; or failure of public utilities or common carriers. The Party declaring a Force Majeure Event will notify the other Party in writing, explaining the nature thereof, and will also notify the other Party of the cessation of any such event. A Party declaring a Force Majeure Event will use commercially reasonable efforts to remedy, remove, or mitigate such event and the effects thereof. Upon cessation of the Force Majeure Event, performance of any suspended obligation or duty will promptly recommence.
10.3    Assignment. Neither Party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that either Party may assign or otherwise transfer its rights or obligations in whole or in part without such consent (i) to an Affiliate, (ii) in connection with the merger, consolidation, or sale of substantially all of the assets of such Party relating to the subject matter of this

Agreement, or (iii) by way of a corporate re-structure or re-organization. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 10.3 shall be voidable by the non-assigning Party.

1.1Amendment. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties.
1.2Severability. Should one or more of the provisions of this Agreement become or prove to be null and void, such will be without effect on the validity of this Agreement as a whole. Both Parties will, however, endeavor to replace the void provision by a valid one that in its economic effect is most consistent with the void provision. Both Parties must agree to any such replacement provision in writing.
1.3Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts; without regard to its provision governing conflict of laws.

10.7    Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement or the breach thereof, the Parties shall use their best efforts to settle such disputes, claims, questions, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and attempt to reach a just and equitable solution satisfactory to both Parties within [***]. If the Parties fail to reach an amicable settlement in such timeframe, as the same may be extended upon mutual written agreement of the Parties, then either Party may institute a cause of action regarding the dispute, claim, question, or disagreement exclusively in the courts located in the Commonwealth of Massachusetts, having appropriate subject matter jurisdiction. The Parties hereby irrevocably consent to the personal jurisdiction of such courts.

10.8    Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by express courier service or nationally recognized overnight carrier, or (iii) sent by electronic transmission (receipt verified) with a faithful copy mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof:

If to Supplier:	Rapid Micro Biosystems, Inc. 25 Hartwell Avenue, Lexington, Massachusetts 02421, USA Attn: Legal Department Phone: 978-349-3200 Email: [***]

If to Buyer:	Attn: Legal Department Millipore SAS 39 Route Industrielle de la Hardt Bldg E CS 49222 67129 Molsheim Cedex France

Copy to:	MilliporeSigma 400 Summit Drive Burlington, MA 01803 Attn: General Counsel
The date of receipt of any notice given under this Agreement shall be deemed to be the date given if delivered personally; seven (7) days after the electronic transmission (receipt verified), and two (2) days after the date sent if sent by express courier service.
10.9    Entire Agreement. This Agreement constitutes the entire understanding between the Parties regarding the subject matter hereof and no Party has relied on any representation not expressly set forth or referred to in this Agreement. For the convenience of both Parties, the Parties shall at all times be free and are expected to utilize their standard forms of purchase order, acceptance, acknowledgement, invoice, quote, and similar documents in order to effectuate the purchases and sales of Products contemplated hereunder, but the terms and conditions of this Agreement shall supersede any terms or conditions attached to or otherwise made a part of any such standard documents which add, modify, attempt to modify, or which are otherwise inconsistent with the terms and conditions of this Agreement.
10.10    Waiver. No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.
10.11    Trademarks and Trade names. Notwithstanding the non-exclusive distribution rights granted to Buyer which includes the right to use the Supplier trademarks and trade names in furtherance of its obligations and rights pursuant to this Agreement, the Parties hereby acknowledge that neither Party has, and shall not acquire, any interest in any of the other Party’s trademarks or trade names appearing on the labels or packaging materials for the Product unless otherwise expressly agreed in writing.
10.12    Publicity. No Party shall, without the prior written consent of the affected Party, use in advertising, publicity or otherwise, the name, trademark, logo, symbol or other image of the other Party unless granted in this Agreement. Neither Party will issue or disseminate any press release or statement, nor initiate any communication of information regarding the existence or the terms of this Agreement or the relationship between the Parties, written or oral, to the communications media, to any customer, or any third party without the prior written consent of the other Party.
10.13     Counterparts.  This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument even though both Parties shall not have executed the same counterpart. The Parties agree that electronic signatures (including but not limited to DocuSign® or a comparable format) of this Agreement are intended to authenticate this Agreement and shall have the same force and effect as manual signatures.
10.14    No Transfer of Rights. No transfer, grant or license of rights under any patent or copyright or to any proprietary information or trade secret is made or is to be implied by this Agreement except as expressly stated otherwise herein.

10.15    Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.
10.16    Governing Language.    The validity, interpretation, construction and performance of this Agreement shall be in accordance with the English language. If this Agreement is translated into another language and there is a conflict between the non-English version and the English version, then the English version shall control.
10.17    Supplier Code of Conduct. Each Party shall conduct its business in accordance with this Agreement and all applicable laws. Each Party further confirms that it is familiar and warrants to comply with the provisions of the United States Foreign Corrupt Practices Act (FCPA), the UK Bribery Act (UKBA), other applicable bribery and corruption laws (collectively “Compliance Standards”). As an additional Compliance Standard, the Parties acknowledge and agree that each Party has established its own code of conduct in which it reflects the applicable laws, regulations, and core ethical, labor, social and environmental standards with regards to human and labor rights, occupational health and safety, business integrity, protection of the environment, continuous improvement and risk management systems. In particular, Supplier confirms that its code of conduct and risk management system are designed to ensure compliance with the German Supply Chain Due Diligence Act (Lieferkettensorgfaltspflichtengesetz – LkSG). The Parties acknowledge their code of conducts as equivalent, and each Party confirms that it conducts its business in accordance with the standards set forth in its code of conduct.
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10.18    Excluded Application. Buyer and Supplier hereby exclude the application of the Vienna Convention on the International Sale of Goods of 11 April 1980, as enacted in any jurisdiction to which Buyer or Supplier, or the transaction contemplated by the Purchase Order, may be subject.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have caused this Agreement to be executed in duplicated originals.

Millipore S.A.S	Rapid Micro Biosystems, Inc.

/s/Pierre Woehl	/s/ Robert Spignesi
Pierre Woehl	Robert Spignesi
Head of IPLCM, BioMonitoring	President and CEO

/s/ Renaud Bardon
Renaud Bardon
President, Head of LWS

ATTACHMENT “A”
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ATTACHMENT “B”
Initial Supplier Opportunities
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ATTACHMENT “C”
Business Reviews
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